                                                                   EXHIBIT 10.14

STATE OF NORTH CAROLINA
                                                       COMPENSATION AND BENEFITS
COUNTY OF MECKLENBURG                                     ASSURANCE AGREEMENT


         THIS COMPENSATION AND BENEFITS ASSURANCE AGREEMENT, entered into this ______ day of November, 1997, by and between Lance, Inc., a North Carolina corporation, (the "Company,") and __________________________, (the "Executive");

                              STATEMENT OF PURPOSE

         Executive is a key employee of the Company, has contributed materially to the successful operation of the Company's business and has rendered valuable services to the Company. Moreover, Executive possesses intimate knowledge of the Company, its history, operating methods, manufacturing and distribution systems, personnel and products. Therefore, it is important to the continued success of the Company that the Company continue to have the benefit of Executive's advice, counsel and services, and for such reasons the Company desires to provide Executive with the benefits set forth in this Compensation and Benefits Assurance Agreement.

         NOW, THEREFORE, in consideration of the Statement of Purpose and of the mutual covenants and agreements herein set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive do hereby agree as follows:

         1. Definitions. As used in this Compensation and Benefits Assurance Agreement, unless the context expressly indicates otherwise, the following terms have the following meanings:

         (a) "Affiliates" of an entity means any and all corporations and other business entities which, directly or indirectly, control, are controlled by, or are under common control with such entity.

         (b) "Base Salary" means, at any time, the then regular annual rate of pay which Executive is receiving as annual salary, excluding amounts (i) designated by the Company as payment toward reimbursement of expenses or (ii) received under incentive or other bonus plans, regardless of whether or not the amounts are deferred.

         (c) "Beneficial Owner" has the meaning ascribed to such term in Section 13(d) of the Exchange Act and Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

         (d) "Board" means the Board of Directors of the Company or any committee of the Board to which the Board has delegated, either specifically or generally, the duties and authority of the Board for the particular action or determination required or permitted to be made by the Board.

         (e) "Cause" means the occurrence of any one or more of the following:

                  (i) A demonstrably willful and deliberate act or failure to act by Executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company and which act or inaction is not remedied within fifteen (15) business days of written notice from the Company; or

                  (ii) The Executive's conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to the Company.

"Cause" must be determined by the Board in the exercise of good faith and reasonable judgment.

         (f) "Change in Control" means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

                  (i) Any Outside Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; or

                  (ii) During any period of two (2) consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constitute the Board of Directors of the Company (and any new Director, whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then in office who either were Directors at the beginning of the period or whose nomination for election was so approved) cease for any reason to constitute a majority of the members of the Board of Directors of the Company; or

                  (iii) The stockholders of the Company approve: (i) a plan of complete liquidation of the Company; or (ii) an agreement for the sale or disposition of all or substantially all of the Company's assets other than a sale or disposition of all or substantially all of the Company's assets to an entity at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition; or

                  (iv) The stockholders of the Company approve a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) or any parent thereof at least sixty percent (60%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

However, in no event shall a "Change in Control" be deemed to have occurred if Executive is part of a purchasing group which consummates the Change in Control transaction. Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if Executive is an equity participant in the acquiring company or group or surviving entity (the "Purchaser") except for ownership of less than one percent (1%) of the equity of the Purchaser.

         (g) "Code" means the Internal Revenue Code of 1986, as amended.

         (h) "Company" means Lance, Inc., a North Carolina corporation, and such term includes any or all of its Affiliates.

         (i) "Effective Date" means the date of this Compensation and Benefits Assurance Agreement.

         (j) "Excess Parachute Payment" means "excess parachute payment" within the meaning of Section 280G of the Code.

         (k) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

         (l) "Excise Tax" means the tax imposed on Excess Parachute Payments pursuant to Section 280G and Section 4999 of the Code.

         (m) "Good Reason" means the occurrence of any one or more of the following, without Executive's prior express written consent, within the thirty-six (36) calendar months immediately following a Change in Control:

                  (i) The assignment of Executive to duties inconsistent with Executive's authorities, duties, responsibilities, and status as an officer of the Company, or a reduction or alteration in the nature or status of Executive's authorities, duties or responsibilities from those in effect as of one hundred eighty (180) calendar days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by Executive;

                  (ii) The Company's requiring Executive to be based at a location in excess of fifty (50) miles from the location of Executive's principal job location or office immediately prior to the Change in Control, except for required travel on the Company's business to an extent consistent with Executive's then present business travel obligations;

                  (iii) A reduction by the Company of Executive's Base Salary in effect on the date hereof, or as the same shall be increased from time to time;

                  (iv) The failure of the Company to keep in effect any of the Company's compensation, health and welfare benefits, or perquisite programs under which Executive receives value, as such programs exist immediately prior to the Change in Control; provided, however, the replacement of an existing program with a new program will be permissible (and not grounds for a Good Reason termination if done for all employees generally and the value to be delivered to Executive under the new program is at least as great as the value delivered to Executive under the existing program); or

                  (v) Any breach by the Company of its obligations under Paragraph 6 herein or any failure of a successor company to assume and agree to perform the Company's entire obligations under this Compensation and Benefits Assurance Agreement as required by Paragraph 6 herein.

         "Good Reason" shall be determined by Executive in the exercise of good faith and reasonable judgment. Executive's right to terminate employment for Good Reason shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein, and any such consent or waiver must be in writing and signed by Executive.

         (n) "Member of the Van Every Family" means (i) a lineal descendant of Salem A. Van Every, Sr., including adopted persons as well as persons related by blood, (ii) a spouse of an individual described in clause (i) of this Paragraph 1(n) or (iii) a trust, estate, custodian and other fiduciary or similar account for an individual described in clause (i) or (ii) of this Paragraph 1(n).

         (o) "Outside Person" means any Person other than (i) a Member of the Van Every Family, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or (iii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

         (p) "Person" has the meaning ascribed to said term in Section 3(a)(9) of the Exchange Act as modified and used in Sections 13(d) and 14(d) of the Exchange Act, including a "group" as defined in Section 13(d) of the Exchange Act.

         (q) "Qualifying Termination" has the meaning ascribed to said term in Paragraph 4(b) hereof.

         (r) "Severance Benefits" has the meaning ascribed to said term in Paragraph 4(c) hereof.

         (s) "Termination of Employment" means any termination of employment with either the Company or any successor to the Company that acquires all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise); provided, however, no termination of employment shall be deemed to have occurred by reason of such an acquisition unless there is either (i) a termination of employment with both the Company and such successor or (ii) a termination of employment with the Company and no successive employment by such successor.

         2. Term of Agreement.

         (a) [PAUL STROUP AND EARL LEAKE VERSION] The term of this Compensation and Benefits Assurance Agreement will commence on the Effective Date and shall continue in effect through December 31, 2011 (the "Initial Term").

         (a) [STANDARD VERSION] The term of this Compensation and Benefits Assurance Agreement will commence on the Effective Date and shall continue in effect until the third anniversary of the Effective Date (the "Initial Term").

         (b) The Initial Term of this Compensation and Benefits Assurance Agreement automatically shall be extended for one additional year at the end of the Initial Term, and then again after each one (1) year period thereafter (each such one (1) year period following the Initial Term being hereinafter referred to as a "Successive Period"). However, subject to Paragraph 2(c) herein either party may terminate this Compensation and Benefits Assurance Agreement effective at the end of the Initial Term or at the end of any Successive Period thereafter (the "Expiration Date") by giving the other party written notice of such termination and intent not to renew, delivered at least one (1) year prior to the Expiration Date. If such notice is properly delivered by either party, this Compensation and Benefits Assurance Agreement, along with all corresponding rights, duties and covenants, shall automatically expire on the Expiration Date.

         (c) Notwithstanding the foregoing, in the event that a Change in Control occurs during the Initial Term or any Successive Period, upon the effective date of such Change in Control the term of this Compensation and Benefits Assurance Agreement shall automatically and irrevocably be renewed and extended for a period of thirty-six (36) full calendar months from the effective date of such Change in Control (the "Change in Control Renewal Period"), and this Compensation and Benefits Assurance Agreement shall automatically terminate upon the expiration of the Change in Control Renewal Period. Further, this Compensation and Benefits Assurance Agreement shall be assigned to, and shall be assumed by, the successor to the Company in such Change in Control as further provided in Paragraph 6 herein.

         3. Employment. The Company shall employ Executive to perform such tasks as the Company shall specify from time to time. Executive agrees to devote his full time during customary business hours and his best efforts to the business and affairs of the Company. Executive's employment with the Company, however, may be terminated by either Executive or the Company at any time, with or without Cause, upon notice by the party wishing to terminate such employment to the other party, and nothing in this Compensation and Benefits Assurance Agreement shall give Executive any right to be retained in the employ of the Company or, upon dismissal, any rights except as expressly otherwise provided herein.

         4. Change in Control Severance Benefits.

         (a) The Company shall pay Executive the Severance Benefits described in Paragraph 4(c) herein if during the Initial Term or any Successive Period a Change in Control occurs and if within the thirty-six (36) calendar months immediately following such Change in Control, Executive incurs a Qualifying Termination. The Severance Benefits described in Subparagraphs (4)(c)(i) through
(iv) herein shall be paid to

Executive in cash in a single lump sum as soon as practicable following Executive's Qualifying Termination, but in no event later than thirty (30) calendar days after such date. Notwithstanding the foregoing, however, Severance Benefits which become due pursuant to Paragraphs 4(b)(iv) and 6(a) herein shall be paid immediately.

         (b) The occurrence of any one or more of the following events (a "Qualifying Termination") within the thirty-six (36) calendar months immediately following a Change in Control of the Company which occurred during the Term or any Successive Period shall entitle Executive to receive the Severance Benefits:

                  (i) Executive's involuntary Termination of Employment without Cause;

                  (ii) Executive's voluntary Termination of Employment for Good Reason;

                  (iii) Executive's voluntary Termination of Employment, with or without Good Reason, during the thirteenth (13th) calendar month following the month during which the Change in Control occurs; or

                  (iv) The Company, or any successor company, commits a material breach of any of the provisions of this Compensation and Benefits Assurance Agreement.

A Qualifying Termination shall not include Executive's Termination of Employment within thirty-six (36) calendar months following a Change in Control by reason of death, disability [as such term is defined under the Company's governing disability plan (or any successor plan thereto)], Executive's voluntary Termination of Employment without Good Reason except as otherwise expressly provided in Paragraph 4(b)(iii) above, or Executive's involuntary Termination of Employment for Cause. Moreover, a Termination of Employment which occurs before a Change in Control or later than thirty-six (36) months following a Change in Control shall not constitute a Qualifying Termination.

         (c) The "Severance Benefits" provided for in Paragraphs 4(a) and (b) herein are as follows:

                  (i) A lump-sum cash amount equal to the Executive's unpaid Base Salary , accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the date of Executive's Qualifying Termination. Such payment shall constitute full satisfaction for these amounts owed to Executive.

                  (ii)     A lump-sum cash amount equal to the sum of (A) three
                           (3) multiplied by the Executive's Base Salary in effect upon the date of the Qualifying Termination or, if greater, by Executive's Base Salary in effect immediately prior to the occurrence of the Change in Control plus (B) three (3) multiplied by the greater of (I) Executive's annual bonus actually earned by Executive (whether or not deferred) during the bonus plan year which ended immediately prior to the Qualifying Termination or (II) Executive's then-current target bonus opportunity (stated in terms of a percentage of Base Salary) established under the Company's Annual Corporate Performance Incentive Plan for Officers (or any successor plan thereto), if any, for the incentive plan year in which the date of Executive's Qualifying Termination occurs.

                  (iii) A lump-sum cash amount equal to the greater of (A) the Executive's then-current target bonus opportunity (stated in terms of a percentage of Base Salary) established under the Company's Annual Corporate Performance Incentive Plan for Officers (or any successor plan thereto), if any, for the incentive plan year in which the date of Executive's Qualifying Termination occurs, adjusted on a pro rata basis based on the number of days Executive was actually employed during such incentive plan year (but in no event shall such target bonus be less than that in effect for the period immediately prior to the occurrence of the Change in Control); or (B) the actual bonus earned through the date of the Qualifying Termination under the Company's Annual Corporate Performance Incentive Plan for Officers (or any successor plan thereto), if any, based on the then-current level of goal achievement. Such payment shall constitute full satisfaction for these amounts owed to Executive.

                  (iv) A lump-sum cash amount equal to the product determined by multiplying (A) the sum of the amounts payable under Subparagraphs 4(c) (i), (ii) and (iii) herein by (B) the highest percentage of Executive's compensation (eligible for such contributions) contributed to the Executive's account under the Lance, Inc. Profit-Sharing Retirement Plan and Trust (the "Retirement Plan") during the three (3) consecutive plan years ended immediately prior to the Qualifying Termination. The source of payment of this sum shall be the general assets of the Company unless the payment of such amounts is otherwise permissible from the

                           Retirement Plan without violating any governmental regulations or statutes including, but not limited to, ERISA discrimination testing requirements.

                  (v) At the exact same cost to Executive, and at the same coverage level as in effect as of the date of Executive's Qualifying Termination (subject to changes in coverage levels applicable to all employees generally), a continuation of the Executive's (and Executive's eligible dependents') health insurance coverage for thirty-six (36) months from the date of the Qualifying Termination. The applicable COBRA health insurance benefit continuation period shall begin coincident with the beginning of this thirty-six (36) month benefit continuation period.

                           Provided, however, the provision of these health insurance benefits shall be discontinued prior to the end of the thirty-six (36) month continuation period to the extent that Executive becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of Executive or Executive's eligible dependents. For purposes of enforcing this offset provision, Executive shall have a duty to inform the Company if Executive becomes covered under any such health insurance of a subsequent employer. Executive shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

                  (vi) At no expense to Executive, standard outplacement services for Executive from a nationally recognized outplacement firm of Executive's selection, for a period of up to two (2) years from the date of Executive's Qualifying Termination. However, such services shall be at the Company's expense to a maximum amount not to exceed twenty percent (20%) of the Executive's Base Salary as of the date of Executive's Qualifying Termination.

         5. Excise Tax Payment.

         (a) Following a Qualifying Termination, if any portion of the Severance Benefits or any other payment or benefits under any agreement with or plan of the Company, including but not limited to stock options and other long-term incentives, (hereinafter referred to in the aggregate as "Total Payments") will be subject to the Excise Tax, the Company shall pay to Executive, in cash, an additional amount (the "Gross-Up

Payment") sufficient to cover the full cost of all Excise Taxes and Executive's federal, state and local income and employment taxes on this additional payment so that the net amount retained by Executive, after the payment of all Excise Taxes on the Total Payments and all federal, state and local income and employment taxes and Excise Taxes on the Gross-Up Payment, shall be equal to the Total Payments. The Total Payments, however, shall be subject to any federal, state and local income and employment taxes thereon. For this purpose, Executive shall be deemed to be in the highest marginal rate of federal, state and local taxes. The Gross-Up Payment shall be made at the same time as the Severance Benefits described in Subparagraphs 4(c)(i) through (iv) herein are due.

         (b) In the event the Internal Revenue Service subsequently adjusts the Excise Tax computation made pursuant to Paragraph 5(a) above, the Company shall pay Executive an additional Gross-Up Payment in the full amount necessary to make Executive whole on an after-tax basis (less any amounts received by Executive that Executive would not have received had the computations initially been computed as subsequently adjusted), including the amount of any underpaid Excise Tax, and any related interest and/or penalties due to the Internal Revenue Service.

         6. Assignment of This Agreement or Benefits Hereunder.

         (a) Successors. The Company will require any successor (whether via a Change in Control, direct or indirect, by purchase, merger, consolidation, or otherwise) of the Company to expressly assume and agree to perform the obligations under this Compensation and Benefits Assurance Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall, as of the date immediately preceding the date of a Change in Control, automatically provide Executive with Good Reason to collect, immediately, full benefits hereunder as a Qualifying Termination.

         (b) Assignment by Executive. This Compensation and Benefits Assurance Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If an Executive should die while any amount is still payable to Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Compensation and Assurance Benefits Agreement to Executive's estate. Executive's rights hereunder shall not otherwise be assignable.

         7. Notices. Any notice required to be delivered to the Company by Executive hereunder shall be properly delivered to the Company when personally delivered to (including by a reputable overnight courier), or actually received through the U.S. mail, postage prepaid, by:

                                    Lance, Inc.
                                    P. O. Box 32368
                                    8600 South Boulevard
                                    Charlotte, NC 28232

                                    Attn: President

         Any notice required to be delivered to Executive by the Company hereunder shall be properly delivered to Executive when personally delivered to (including by a reputable overnight courier), or actually received through the U.S. mail, postage prepaid, by, Executive at his last known address as reflected on the books and records of the Company.

         8. Contractual Rights to Benefits. This Compensation and Benefits Assurance Agreement establishes in Executive a right to the benefits to which Executive is entitled hereunder. However, except as expressly stated herein, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder. This Compensation and Benefits Assurance Agreement is intended to be an unfunded general asset promise for a select, highly compensated member of the Company's management and, therefore, is intended to be exempt from the substantive provisions of the Employee Retirement Income Security Act of 1974, as amended.

         9. Legal Fees and Expenses. The Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by Executive as a result of the Company's refusal to provide the benefits to which Executive becomes entitled under this Compensation and Assurance Benefits Agreement or under any other agreement with or plan of the Company which would provide Executive with benefits or payments following a Qualifying Termination (collectively "Termination Benefit Arrangements"), or as a result of the Company's (or any third party's) contesting the validity, enforceability, or interpretation of this Compensation and Benefits Assurance Agreement or any Termination Benefits Arrangement, or as a result of any conflict between the parties pertaining to this Compensation and Benefits Assurance Agreement or any Termination Benefits Arrangement.

         10. Exclusivity of Benefits. Unless specifically provided herein, neither the provisions of this Compensation and Benefits Assurance Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Executive's rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans, programs, policies, or practices provided by the Company, for which Executive may qualify. Vested benefits or other amounts which Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company (i.e., including, but not limited to, vested benefits under the Company's qualified employee benefit plans), at or subsequent to the date of Executive's Qualifying

Termination shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Compensation and Benefits Assurance Agreement.

         11. Includable Compensation. Severance Benefits provided hereunder shall not be considered "includable compensation" for purposes of determining Executive's benefits under any other plan or program of the Company unless otherwise provided by such other plan or program.

         12. Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Compensation and Benefits Assurance Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by another employer, other than as provided in Subparagraph 4(c)(v) herein.

         13. Entire Agreement. This Compensation and Benefits Assurance Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior discussions, negotiations, and agreements concerning the subject matter hereof, including, but not limited to, any prior severance agreement made between Executive and the Company other than the Executive Severance Agreement between Executive and the Company entered into on the date hereof.

         14. Tax Withholding. The Company shall withhold from any amounts payable under this Compensation and Benefits Assurance Agreement all federal, state, city, or other taxes as legally required to be withheld.

         15. Waiver of Rights. Except as otherwise provided herein, Executive's acceptance of Severance Benefits, the Gross-Up Payment (if applicable) and any other payments required hereunder shall be deemed to be a waiver of all rights and claims of Executive against the Company pertaining to any matters arising under this Compensation and Benefits Assurance Agreement.

         16. Severability. In the event any provision of this Compensation and Benefits Assurance Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Compensation and Benefits Assurance Agreement, and this Compensation and Benefits Assurance Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

         17. Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of North Carolina shall be the controlling law in all matters relating to this Compensation and Benefits Assurance Agreement.

         18. Execution. This Compensation and Benefits Assurance Agreement is hereby executed in duplicate originals, one of which is being retained by each of the parties hereto.

         IN WITNESS WHEREOF, Lance, Inc. has caused this Compensation and Benefits Assurance Agreement to be signed by its duly authorized officers, and Executive has hereunto set his hand and seal, all as of the day and year first above written.

                                                     "Company"

                                                     Lance, Inc.
[Corporate Seal]

Attest:                                              By:
                                                        -----------------------
                                                        __________ President
-------------------------
Secretary
                                                     "Executive"

                                                                          [SEAL]
                                                     ---------------------
                                                     [Type Name]